UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                               FORM 8-K


                            CURRENT REPORT
   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report: March 16, 1999
            Date of earliest event reported: February 02, 1999





                    CHADMOORE WIRELESS GROUP, INC.
       (Exact name of registrant as specified in its charter)




        Colorado                    0-20999                      84-1058165
--------------------------------------------------------------------------------
(State or other jurisdiction       (Commission                 (IRS Employer
     of incorporation)             File Number)              Identification No.)



     2875 E. Patrick Lane, Suite G                                 89120
--------------------------------------------------------------------------------
(Address of principal executive offices)                        (Zip Code)



Registrant's telephone number, including area code:        (702) 740-5633
                                                   -----------------------------



       (Former name or former address, if changed since last report.)

Item 5.  Other Events

        On March 2, 1999, pursuant to a Senior Secured Loan Agreement, among Chadmoore Wireless Group, Inc., a Colorado corporation ("Chadmoore"), GATX Capital Corporation and Chadmoore's subsidiaries, Chadmoore borrowed $13.5 million from GATX Capital, such amount to be increased at the option of GATX Capital to $27 million. The closing of this transaction provides Chadmoore with financing for up to $27 million, of which $13.5 million has now been funded. Per the agreement, GATX Capital, at its sole discretion, has the option to make available up to $13.5 million in additional funds, within 120 days.

        Loans will be made at an interest rate fixed at the time of the funding based on five-year US Treasury notes plus 5.5%, a five-year amortization schedule following an interest only period, and warrants to purchase up to 1,822,500 shares of the Company's Common Stock at an exercise price of $0.39 per share when issued to GATX Capital. The loan is secured by substantially all the assets of the Company; provided, however, that if the full $27 million is not received within 120 days of funding, certain assets will be released from security and the number of the warrants will be reduced proportionately.

        Reference is hereby made to the Senior Secured Loan Agreement and related documents filed herewith as exhibits for a more complete description of the terms and conditions of the transaction.


Item 7.  Financial Statements and Exhibits

         (a)      Financial Statements

                  None.

         (b)      Exhibits

                  10.1   Senior Secured Loan Agreement

                  10.2   CWG Note

                  10.3   CCI Note

                  10.4   Security Agreement

                  10.5   Guarantee

                  10.6   Warrant

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         CHADMOORE WIRELESS GROUP, INC.



                                         By:  /s/ Robert W. Moore
                                              --------------------------
                                              Robert W. Moore, President

Date: March 16, 1999